Exhibit 99(j)(6)

SUBSCRIPTION AGREEMENT BETWEEN THE CORPORATION AND THE INVESTOR

RISK MANAGED BALANCED PORTFOLIO

OF

OHIO NATIONAL FUND, INC.

LETTER OF INVESTMENT INTENT

April 25, 2014

Christopher A. Carlson, President

Ohio National Fund, Inc.

One Financial Way

Montgomery, Ohio 45242

Dear Mr. Carlson:

The Ohio National Life Insurance Company, an Ohio domiciled mutual life insurer, hereby subscribes to 100 shares of the Risk Managed Balanced Portfolio of Ohio National Fund, Inc. (the “Portfolio”) for a consideration of $1,000. The consideration for such shares will be transferred to Ohio National Fund, Inc., by the undersigned, upon demand.

The undersigned subscriber declares its intentions to purchase the said shares of the Portfolio for investment purposes only, with no present intention to resell, redistribute or redeem such securities, subject however, to any requirements of applicable law that the disposition of the undersigned’s properly shall be and remain in its control at all times.

/s/ R. Todd Brockman
The Ohio National Life Insurance Company
By: R. Todd Brockman
Title: Vice President, Mutual Fund Operations